CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 24, 2005, relating to the financial statements and financial highlights which appears in the May 31, 2005 Annual Report to Shareholders of Badgley Balanced Fund and Badgley Growth Fund (constituting Badgley Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP


/s/ Price Wanterhouse Coppers LLP

Milwaukee, Wisconsin
September 28, 2005